Exhibit 23.9

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BRP Group, Inc. of our report dated August 9, 2019 relating to the financial statements of Millennial Specialty Insurance LLC, which appears in BRP Group, Inc.’s prospectus, dated October 23, 2019, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Registration Statement on Form S-1 (Registration No. 333-233908). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

December 8, 2020